Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Completes Offering of $150 Million Senior Unsecured Notes

Redeems $52.5 Million of 12.875% Senior Notes Due 2018

FRANKLIN, Tenn. – March 12, 2013 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced the completion of the offering of $150 million in senior unsecured notes due 2021 (the “Notes”) in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold to investors at a price of 100% of the principal amount thereof and bear interest at a rate equal to 6.125% per annum. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include acquisitions.

The Company also announced the redemption of $52.5 million in principal amount of its 12.875% Senior Notes due 2018 with proceeds from its public equity offering in December 2012. The redemption price was equal to 112.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and Acadia’s future results could differ significantly from those expressed or implied by the forward-looking statements.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 44 behavioral health facilities with over 3,400 licensed beds in 21 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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